Exhibit 10.41

AMENDMENT NO. 6

TO AMENDED AND RESTATED VENDOR AGREEMENT

This Amendment No. 6 (“Amendment”), effective as of July 30, 2021 (“Amendment 5 Effective Date”), is made to that certain Amended and Restated Vendor Agreement (the “Agreement”), dated December 23, 2014, by and among American Well Corporation, a Delaware corporation (“Vendor”), and Health Management Corporation (HMC) dba LiveHealth Online (“Anthem”), on behalf of itself and its affiliates, as amended.  Unless otherwise defined, capitalized terms used herein shall have the meanings given to such terms in the Agreement.

WHEREAS, Anthem and Vendor desire to amend the Agreement to revise their commercial arrangement.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the Parties agree as follows:

I.Amendment.     Exhibit A below entitled “Service Levels” is hereby added to the Agreement and supersedes and replaces in its entirety the existing Schedule III to Exhibit C

EXHIBIT A

Schedule III to Exhibit C

SERVICE LEVELS

Subject to the terms and conditions of the Agreement, Vendor will adhere to the following service level conditions:

1.Definitions

Certain capitalized terms, not otherwise defined in this Schedule III to Exhibit C will have the meanings set forth in the Agreement.  The following capitalized terms will have the definitions set forth below:

(a)“System Uptime” will mean the total amount of time during any calendar month (24 hours a day, 7 days a week), measured in minutes, during which Anthem and its Authorized Users have the ability to access the features and functions of the Vendor System through the Services.

(b)“Scheduled Downtime” will mean the total amount of time during any calendar month, measured in minutes, during which Anthem and its Authorized Users are unable to access the features and functions of the to planned system maintenance performed by Vendor, as set forth in the table below.

When Scheduled Downtime will occur on a regular basis:	Purpose of Scheduled Downtime:	Maximum Duration of Scheduled Downtime:
Each day	Offline – backup	One (1) hour
Each Weekend	Minor System, database, application or hardware maintenance	Four (4) hours
Once per calendar month	Major maintenance or upgrades	Six (6) hours*

* Unless an extended period is approved by Anthem

(c)“Unscheduled Downtime” will mean the total amount of time during any calendar month, measured in minutes, during which Anthem is not able to access all, or a major function or functions, of the American Well System through the Hosting Services other than Scheduled Downtime as defined aboveVendor.

(d)“System Availability” will mean, with respect to any particular calendar month, the ratio obtained by subtracting Unscheduled Downtime during such month from the total time during such month, and thereafter dividing the difference so obtained by the total time during such month.  Represented algebraically, System Availability for any particular calendar month is determined as follows:

System Availability =	(Total Monthly Time - Unscheduled Downtime)
Total Monthly Time

NOTE:  “Total Monthly Time” is deemed to include all minutes in the relevant calendar month to the extent such minutes are included within the Term of this Agreement.

2.System Performance

(a)System Availability.  Vendor will ensure that System Availability equals or exceeds 99.9% during each calendar month (the “Service Standard”), provided that any Unscheduled Downtime occurring as a result of (i) Anthem’s breach of any provision of this Agreement; (ii) non-compliance by Anthem with any provision of this Attachment 3; (iii) incompatibility of Anthem’s equipment or software with the Licensed Products; or (iv) performance of Anthem’s systems shall not be considered toward any reduction in System Availability measurements.

(b)Access to Support; Response Times. Anthem may report Unscheduled Downtime at any time (“24x7x365”) by telephoning Vendor at 1-617-204-3500 or submitting an incident through Vendor’s web-based customer support portal.

(c)System Availability Coordination.  Vendor will assign an individual to serve as the sole point of contact for the purposes of minimizing the impact of downtime and upgrades and maximizing support response times. In addition, Vendor shall not implement upgrades or migrations during the fourth quarter of any calendar year that would exceed the Maximum Duration of Scheduled Downtime as Section 1(b) of this Attachment without prior written approval.

(d)Maintenance and Technical Standards.  Vendor agrees to maintain the accessibility and performance of the Hosting Services in a manner consistent with capacity and performance standards set forth herein and current telecommunications and Internet industry standards, as the same may change from time to time.  For measurements required herein, Vendor may assume a stable, standard T1 connection to the Internet and measurements made at random times throughout the day.  Upon request, Vendor will provide Anthem with a list of minimum recommended and technical PC standards for access to and use of the Vendor System, and Anthem acknowledges that optimal performance will not be available if recommended standards are not met by users of the Vendor System.

(e)Hosting Location.  The Hosting Services will be rendered in a facility that is consistent with high industry standards for fireproofing, power and backup generation, structural integrity, seismic resistance and resistance to other natural and man-made disruptions (the “Facility”).  In addition, the Facility shall be secured against physical and electronic intrusion in a manner consistent with high industry standards.  Vendor shall provide Anthem with at least ninety (90) days written notice of a change in the location from which Vendor delivers the Hosting Services. Upon ten (10) days prior notice, Anthem may inspect the Hosting location to assess compliance with requirements set forth in this Agreement.

(f)Multiple Telecommunications Vendors.  The Facility shall be served by no less than two separate high-speed telecommunications providers and Vendor shall have the ability to switch between telecommunications Vendors to reduce outages.

(g)No Commingling.   Vendor shall ensure that Anthem data and systems are not accessible to unauthorized parties for any reason and shall promptly report any breaches of security to Anthem.

3.measurement and reports

(a)System Monitoring and Measurement.  Vendor will provide for monitoring of System Availability on an ongoing basis.  All measurements of System Availability will be calculated on a monthly basis for each calendar month during the Term.  Availability of access to the features and functions of the American Well System through the Hosting Services will be determined as follows:

Vendor shall run a dedicated tool monitoring the status of the platform, which provides a periodic (at least a poll every 15 minutes) status of each of the systems or components sufficient to determine compliance with the Service Levels. Based on this information a global platform status is calculated.  Possible global status values are:

•	Normal:The platform is up and running and all components are responding correctly.
•	Warning:The platform is up and running with no significant impact from services point of view, but one or more components (redundant components) is not responding correctly.
•	Critical:The platform is unavailable, all components of the same type are not responding despite the redundancy.

(b)System Performance Reports.  Vendor will provide system performance reports to the Anthem contact specified below (or if no contact is specified, to the Notice address set forth in the Agreement), setting forth measurements of System Uptime, Scheduled Downtime and Unscheduled Downtime and a calculation of System Availability for the relevant preceding month.  Such reports shall be provided by Vendor on a monthly basis, no later than 15 days past the previous month.  If Anthem disagrees with any measurement or other information set forth in any such report, it must so inform Vendor in writing, provided that the accuracy of any such report shall be deemed conclusive unless such notice is provided by Anthem.  Any such notice must indicate specific measurements in dispute and must include a detailed description of the nature of the dispute.  Vendor and Anthem agree to attempt to settle any such disputes regarding System Availability and/or related measurements in a timely manner by mutual good faith discussions.

Anthem System Performance Report Contact

o	1. Director AVMO, Tammy Wellington - Tammy.Wellington@empireblue.com
o	2. Vendor Manager AVMO, Alexandria Tommasone - alexandria.tommasone@anthem.com
o	3. Business Owner, Stephen Ogletree - stephen.ogletree@anthem.com

(a)

Root Cause Analysis.  If Vendor fails to meet a Service Level, or if Anthem otherwise requests during a month due to adverse performance trends, Vendor shall perform root cause analysis to determine the cause of the failure, take such steps as are necessary to recover from such failure, develop for Anthem review and approval a plan outlining the steps Vendor shall take to minimize to the extent possible the risk that such failure shall reoccur and, with Anthem approval, implement such plan.  In addition, Vendor shall report to Anthem in writing regarding the cause of the failure and the steps taken by Vendor.  With respect to each Vendor failure to provide the Services in accordance with the applicable Service Levels, Vendor shall within ten days after the close of each calendar month, unless otherwise agreed to, (a) perform a root-cause analysis to identify the cause of such failure, (b) provide Anthem with a written report detailing the cause of such failure, and procedure for correcting, such failure and obtain Anthem’s approval, (c) correct the problem and begin meeting the Service Level and (d) take appropriate preventive measures so that the problem does not reoccur.  Upon Anthem’s approval of such corrective procedure, Vendor shall implement such procedure.  For the avoidance of doubt, if the root-cause analysis cannot conclusively prove whether Vendor was not the cause of or responsible for a Service Level failure, then the Parties shall discuss an appropriate resolution to such failure.  As part of such efforts, the Vendor Personnel shall work in a collaborative environment (including within reliability meetings and by coordinating with Anthem): (i) to identify offending system(s) contributing to such failures or outages, and (ii) to determine the singular point of failure and reason for that failure.

(h)       Visit Wait Time. At least 85% of patients receiving Online Health Services from clinical professionals associated with the Amwell Medical Group (“AMG Professional”) during each calendar month will have a wait time of under 30 minutes to see an AMG Professional who provides primary care. For clarity, (i) patients who choose to enter the waiting room of a specific AMG Professional who is with another patient and that they would like to wait for are not counted in the wait time calculation, (ii) the wait time begins once a patient clicks “Connect,” (iii) the guarantee shall only apply to the extent Anthem has more than one hundred (100) consultations on the platform in a calendar month, (iv) the foregoing SLA shall not apply in the event of a national or state declared emergency or other force majeure and (v) the foregoing SLA does not apply to Managed Medicaid beneficiaries. For clarity, connecting with a support person shall not be deemed “seeing an AMG Professional” for purposes of the wait time calculation.

4.SUPPORT REQUIREMENTS

(a)Supported Application.

Vendor agrees to support the browsers and software interfaces set forth in the Documentation.

Vendor:

(b)Discontinuance of Said Support.  Vendor must provide Anthem with one-hundred twenty (120) days notice prior to discontinuance of support for any of the aforementioned operating systems or browsers.

5.REMEDIES

Credits Against Fees.  In the event System Availability is less than required as set forth herein in any calendar month during the Term of this Agreement, Anthem will be entitled to credits against is subsequent payment obligations or, in the event Anthem has no subsequent payment obligations, a refund equal to a percent of the License Fees paid by Anthem during such month, according to the following table.  The credits and termination right set forth below are Anthem’s sole and exclusive remedy in the event of a breach of System Availability by Vendor.

System AvailabilityCredit Amount

99.00% – 99.89%                          5% of 1/12th of the annual License Fee.

98.00%– 98.99%                           10% of 1/12th of the annual License Fee.

<=97.99%                                        25% of 1/12th of the annual License Fee.

In the event System Availability falls below 99.00% three (3) times in any calendar month, Anthem may terminate the Agreement and/or any Attachments, at its discretion, with thirty (30) days’ notice to Vendor and receive a prorated refund of all pre-paid unused fees.

6.	LATENCY Performance Index.

Vendor will monitor key transactions through the American Well System using synthetic end user monitoring tools to ensure consistent low latency performance. These synthetic end user monitoring tools will monitor the American Well System automatically throughout the day and alert in real time to Vendor’s 24/7 Cyber Command Center. In the event that such tools detect system latency on any of the measured transactions, Vendor’s Hosting Operations teams will treat such system latency as an Issue and classify and work to resolve it in accordance with the terms set forth in Schedule II to Exhibit C.  In addition, Vendor will adhere to escalation and resolution standards to return system performance to the established latency standards.

III. No Other Modification.  Except as modified and amended herein, all other terms and provisions of the Agreement will remain in full force and effect. In the event of any conflict between the terms and provisions of the Agreement and this Amendment, the terms of this Amendment will control.

IV. Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their respective duly authorized representatives as of the day and year above written.

AMERICAN WELL CORPORATION

Signature:  ____________________________

Print Name:  Bradford Gay

Title:  General Counsel

HEALTH MANAGEMENT CORPORATION (HMC) DBA LIVEHEALTH ONLINE

Signature:  _____________________________

Print Name:

Title:  _________________________________